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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D9-C

                      SOLICITATION/RECOMMENDATION STATEMENT
                           UNDER SECTION 14 (D)(4) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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                               ANSALDO SIGNAL N.V.
                            (Name of Subject Company)

                               ANSALDO SIGNAL N.V.
                       (Name of Persons Filing Statement)

                        COMMON STOCK, PAR VALUE NLG 0.01
                         (Title of Class of Securities)

                                   NO5515 10 6
                      (CUSIP Number of Class of Securities)
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                                JAMES N. SANDERS
            PRESIDENT, CHIEF EXECUTIVE OFFICER AND MANAGING DIRECTOR
                               ANSALDO SIGNAL N.V.
                        WORLD TRADE CENTER BOULEVARD 267
                               NETHERLANDS 1118 BH
                                 (412) 688-2400

                         C/O UNION SWITCH & SIGNAL INC.
                              1000 TECHNOLOGY DRIVE
                            PITTSBURGH, PA 15219-3120

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                                 WITH A COPY TO:

                             WILLIAM E. KELLY, ESQ.
                              PEABODY & ARNOLD LLP
                                 50 ROWES WHARF
                                BOSTON, MA 02110
                                 (617) 951-2100

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         (Names, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement).



         [X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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